Exhibit (h)(3)(vii)

AMENDMENT TO
SECOND AMENDED AND RESTATED
MASTER SERVICES AGREEMENT

AMENDMENT made as of March 31, 2015, between each entity that has executed this Amendment (the “Client”) and Citi Fund Services Ohio, Inc. (“Service Provider”), to that certain Second Amended and Restated Master Services Agreement, dated January 1, 2009, between the Client and Service Provider (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain services for the Funds;

WHEREAS, Service Provider and SunGard Investor Services LLC (“Purchaser”) intend to effect a transaction pursuant to that certain Transfer Agreement (the “Transfer Agreement”) entered into by and between an affiliate of Service Provider and SunGard Investment Systems LLC, an affiliate of Purchaser;

WHEREAS, under the terms of the Transfer Agreement, Service Provider and certain of its affiliates will assign and transfer to Purchaser certain assets and liabilities related to Service Provider’s U.S. transfer agency business (the “Transaction”);

WHEREAS, in connection with the Transaction Service Provider seeks to amend the Agreement to delete therefrom (i) those provisions that oblige Service Provider to provide Transfer Agency and ancillary services and (ii) those provisions related to the payment by the Client of fees and expenses related thereto.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Consent to the Transaction. Client hereby consents to the Transaction.

2.	Amendment to Recitals. The words “transfer agency” are hereby deleted from the recitals of the Agreement.

3.	Amendment to Section 1 (Retention of Citi). The words “transfer agent” and “transfer agency” are hereby deleted from Section 1 (Retention of Citi) of the Agreement.

4.	Amendment to Section 2 (Services). Section 2(a) (Transfer Agency Services) is hereby deleted from the Agreement.

5.

Amendment to Section 6 (Term). The word “transfer agent” is hereby deleted from Section 6 (Term) of the Agreement. In addition, the following is added to the end of the first paragraph of Section 6 (Term) of the Agreement:

“For the avoidance of doubt, if written notice is provided by one party to the other on or before October 4, 2015, the Agreement may be terminated effective January 2, 2016 pursuant to clause (iv) above.”

6.	Amendment to Section 9 (Instructions / Certain Procedures, etc.). The last three paragraphs are hereby deleted from Section 9 (Instructions/ Certain Procedures, etc.) of the Agreement.

7.	Amendment to Section 15 (Bank Accounts). Section 15 is hereby deleted from the Agreement in its entirety.

8.	Amendment to Section 16 (Representations). Section 16(b) is hereby deleted from the Agreement in its entirety.

9.	Amendment to Section 20 (Information). Section 20(c) is hereby deleted from the Agreement in its entirety.

10.	Amendment to Section 23 (Compliance with Laws). The last five paragraphs of Section 23 are hereby deleted in their entirety.

11.	Amendment to Schedule B (Transfer Agency Services). Schedule B (Transfer Agency Services) is hereby deleted from the Agreement.

12.	Amendment to Schedule D (Regulatory Administration Services). Those provisions in Schedule D (Regulatory Administration Services) that oblige Service Provider to provide “Blue Sky Exemption Services” and “Profile II Services” are hereby deleted.

13.	Amendment to Schedule F (Transfer Agency Service Fee). Schedule F is hereby deleted from the Agreement in its entirety.

14.	Representations and Warranties.

(a) The Client represents that it has full power and authority to enter into and perform this Amendment and that this Amendment has been approved by the Board.

(b) Service Provider represents that it has full power and authority to enter into and perform this Amendment.

15.	Miscellaneous.

	(a)	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)

Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

	(c)	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

	(d)	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

HSBC FUNDS		HSBC ADVISOR FUNDS TRUST

By:	/s/ Richard A. Fabietti	By:	/s/ Richard A. Fabietti
Name:	Richard A. Fabietti	Name:	Richard A. Fabietti
Title:	President	Title:	President
Date:	3/27/15	Date:	3/27/15

HSBC PORTFOLIOS		CITI FUND SERVICES OHIO, INC.

By:	/s/ Richard A. Fabietti	By:	/s/ Jay Martin
Name:	Richard A. Fabietti	Name:	Jay Martin
Title:	President	Title:	President
Date:	3/27/15	Date:	3/27/15